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THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE




                                   Thirteen Weeks Ended            Twenty-six Weeks Ended
                              July 29, 1995   July 30, 1994     July 29, 1995   July 30, 1994

Net earnings ($000)             $   32,414        $  44,352      $    82,527     $  107,830

Weighted average shares of
common stock outstanding
during the period              144,116,611      145,741,236      143,994,080    145,551,113

Add incremental shares from
assumed exercise of stock
options (primary)                  301,392          729,087          234,252        831,631

                               144,418,003      146,470,323      144,228,332    146,382,744

Primary earnings per share       $     .22        $     .30        $     .57      $     .74

Weighted average shares of
common stock outstanding
during the period              144,116,611      145,741,236      143,994,080    145,551,113

Add incremental shares from
assumed exercise of stock
options (fully-diluted)            406,491          728,973          286,785        862,052

                               144,523,102      146,470,209      144,280,865    146,413,165

Fully-diluted earnings
per share                        $     .22        $     .30        $     .57      $     .74




NOTE: The information provided above is presented in accordance with Regulation S-K Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average shares basis is less than 3%.




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